Exhibit 5.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Goldcorp Inc.

We consent to the use of our report dated February 6, 2004 with respect to the consolidated balance sheets of Goldcorp Inc. as of December 31, 2003 and 2002 and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

/s/ KPMG LLP

Toronto, Canada
December 29, 2004